Exhibit 2.2

AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF RAYTON SOLAR INC.

The undersigned, Andrew Yakub, hereby certifies that:

1.    He is the Chief Executive Officer of Rayton Solar Inc., a Delaware corporation (the “Corporation”), and is duly authorized by the unanimous written consent of the Board of Directors of the Corporation to execute this instrument.

2.    This Certificate of Amendment of the Certificate of Incorporation was duly approved by the Corporation’s Board of Directors, in accordance with the applicable provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, and duly adopted by written consent of the holders of a majority of the outstanding shares of common stock of the Corporation, in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3.    Article FOURTH of the Certificate of Incorporation is hereby amended to read in full as follows:

“The total number of shares of stock which the corporation is authorized to issue is 200,000,000 shares of common stock having a par value of $0.0001 per share.”

4.    This Certificate of Amendment is effective immediately upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 30th day of August 2016.

RAYTON SOLAR INC.

By:	/s/ Andrew Yakub
Andrew Yakub
Chief Executive Officer